Exhibit 10.4
SEPARATION AGREEMENT AND GENERAL RELEASE
This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by GREGORY S. HINDS (“Hinds”), JAGGED PEAK ENERGY INC., a Delaware corporation (the “Company”), JAGGED PEAK ENERGY MANAGEMENT LLC, a Delaware limited liability company (“Employer”), JAGGED PEAK ENERGY LLC (“JPE”) and JPE MANAGEMENT HOLDINGS LLC (“Holdco”); and is effective as of the Effective Date (as defined below). The Company, Employer, JPE, and Holdco may be referred to below as the “Company Parties” or individually as a “Company Party.” Hinds and the Company Parties are each referred to herein as a “Party” and collectively as the “Parties.”
Reference is made to (i) the Limited Liability Company Agreement of Holdco, dated as of February 1, 2017 (the “Holdco Agreement”) and (ii) that certain Executive Employment Agreement made effective as of April 1, 2013 by and between Hinds and Employer (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Holdco Agreement or the Employment Agreement, as applicable.
Recitals
WHEREAS, Hinds has been employed by the Employer pursuant to the Employment Agreement;
WHEREAS, Hinds and the Company Parties now desire to set forth the mutually agreed terms by which the employment of Hinds by the Employer will end as of the Separation Date (as such term is defined below); and
NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
Agreements
1.Separation from Employment. The Parties acknowledge and agree that Hinds has voluntarily resigned without Good Reason (as defined in the Employment Agreement), and the last day of Hinds’ employment with Employer was March 13, 2017 (the “Separation Date”). The Parties further acknowledge and agree that, as of the Separation Date, Hinds resigns (a) as an officer of each Company Party and each of their respective affiliates (as applicable), and (b) from the board of managers, board of directors, or similar governing body of each Company Party and each of their respective affiliates (as applicable).
2.Satisfaction of Obligations; Receipt of Leaves, Bonuses, and Other Compensation. In entering into this Agreement, Hinds expressly acknowledges and agrees that Hinds has received all leaves (paid and unpaid) to which Hinds was entitled during Hinds employment and, as of the date that Hinds executes this Agreement, Hinds has received all wages, been provided all benefits, and been paid all sums that Hinds is owed by any Company Party as of the Separation Date; provided that within ten (10) business days of the Separation Date Hinds shall be paid all accrued and unpaid salary and all accrued and unused vacation time earned through the Separation Date, and his 2016 bonus of $148,706.50, in each case, subject to standard payroll deductions and withholdings. Hinds further acknowledges and agrees that, with the exception of any amounts owed to Hinds pursuant to this Agreement, Hinds has no entitlement to any further sums from the Company Parties with respect to Hinds’ employment or the Employment Agreement, including any severance amounts, bonuses or other compensatory payments. This Agreement extinguishes all rights, if any, that Hinds may have, contractual or otherwise, relating to or arising out of the Employment Agreement (except for benefits that survive termination of his employment, such as regarding the Employer’s or other Company Party’s 401(k) plan), as Hinds acknowledges that, in entering this Agreement, all of Employer’s and, as applicable, each other Company Party’s obligations under the Employment Agreement have been satisfied in full; and Hinds is not entitled to any severance, bonus, or other sums, either now or in the future, pursuant to the Employment Agreement; except as specified in this Section.
3.Stock of the Company; Interests in Holdco.
a.    The Company Parties each agree as follows: All common stock of the Company owned by Hinds or the Greg & Carol Hinds Family Trust U/A, dated December 30, 2016 (the “Trust”) as of the date Hinds signs this Agreement (the “Stock”) can be sold or otherwise transferred by Hinds or the Trust at any time or from time to time, subject only to compliance with applicable securities laws and the lockup agreement between Hinds, the Trust and the underwriters of the Company’s initial public offering (the “Lockup”). After the expiration of the Lockup, the Company will promptly provide its transfer agent all documents requested by such transfer agent from the Company in order to remove the legend referencing the Lockup and have a new certificate delivered to Hinds or the Trust, as applicable, without such legend.
b.    The Company Parties each agree as follows: Effective as of the Separation Date and notwithstanding anything to the contrary in the Holdco Agreement, Hinds will retain Hinds’ 1,938,881 unvested Series A Units in Holdco (the “Retained Units”). The Retained Units will continue to vest as set forth in the Holdco Agreement notwithstanding anything to the contrary contained therein.
d.    Hinds expressly acknowledges and agrees that, other than as may be applicable to the Stock and the Retained Units, Hinds has no right to receive any additional equity interest in any Company Party.
4.Company Parties’ Obligations. On the express condition that Hinds does not revoke this Agreement and in consideration of the restrictive covenants, releases, representations and the Services (as defined below) set forth in this Agreement:
a.    Severance. The Company Parties will pay Hinds (i) $297,413 in a lump sum within three hundred sixty five (365) days of the Separation Date, representing his annual salary for one year; and (ii) an amount equal to the premiums for Hinds and Hinds’ eligible dependents to have insurance coverage equivalent to the coverage that they have under the Company

Parties’ health plans, as elected by Hinds prior to the Separation Date, pursuant to COBRA or similar state law, for six (6) months, paid by the Company Parties to Hinds in a lump sum within thirty (30) days of the Separation Date; in each case, subject to standard payroll deductions and withholding (collectively, the “Severance”).
b.    Expense Reimbursement. The Company shall pay or reimburse Hinds for up to $5,000 of legal fees and expenses incurred in connection with the subject matter of this Agreement.
c.    Severance: Reporting and Payment. Reporting of and withholding on the Severance for tax purposes shall be at the discretion of the Company Parties in conformance with applicable tax laws and the past practices of the Company Parties. If a claim is made against any of the Company Parties for any additional tax or withholding in connection with or arising out of the Severance, that should have been withheld or that is a tax payable by Hinds, Hinds shall pay any such claim within thirty (30) days of being notified by the Company Parties of the amount owed.
d.    Late Payment. If any amounts owed by any of the Company Parties to Hinds are not paid when due, following notice and failure to cure with fifteen (15) days, the past due amount will incur interest at the rate of the lesser of 12% per annum or the highest rate permitted by law, until paid in full.
5.Default by Hinds. If Hinds breaches any of the restrictive covenants, representations, or warranties of this Agreement, and Hinds does not cure the breach within ten (10) days after the Company gives him written notice of the breach, and specifying the breach, then Hinds will be in default under this Agreement and Hinds will forfeit future payments of the Severance.
6.Return of Company Parties’ Property. Hinds represents that he has, or will within 5 business days of signing this Agreement, (a) return to the Company Parties all property of the Company Parties in his possession or control or known or suspected by him to be in his possession or control, including, but not limited to, the Company laptop computer, access cards, and office keys, and (b) delete all Company electronic mail or Company documents from any personal devices.
7.Restrictive Covenant Obligations.
a.    Confidentiality. Hinds agrees that, during his employment, he has been provided access to trade secrets and other proprietary and confidential knowledge, data and information of the Company Parties (the “Confidential Information”). Hinds agrees to continue to keep such Confidential Information confidential and not disclose such Confidential Information to any third party without the Company’s prior written consent. Hinds further acknowledges that the unauthorized disclosure of Confidential Information could place the Company at a competitive disadvantage. Despite the language above, Hinds is not restricted by this provision from disclosure to his attorney; and disclosure of Confidential Information by Hinds is permitted if such disclosure is required by law, subpoena, or a court or agency order.

b.    Nondisparagement.
1.    Hinds agrees not to make any statements, unless required by law, that are critical, disparaging or derogatory, or which injure the business, or personal or business reputation (as applicable) about/of any of the Company Parties, or Quantum Energy Partners or any of their respective directors, officers, or limited liability company managers known to Hinds to be in that capacity, as applicable (collectively, the “Affiliated Persons”).
2.    The Company Parties agree (i) to not make any statement in any press release or filing with any regulatory body and (ii) on behalf of the Affiliated Persons not to make any statements, in each case, unless required by law, that are critical, disparaging, or derogatory, or which injure the business or personal reputation (as applicable) about/of Hinds. The Company Parties agree to instruct the Affiliated Persons not to make any statements in violation of this provision.
3.    Despite the language above (a) the Parties are not precluded from correcting any misstatement of fact made by another Party and (b) and neither Hinds, the Company Parties, nor the Affiliated Persons are precluded from making true statements, or statements of opinion made in good faith, that are made in response to a subpoena or in connection with any investigation by any governmental agency.
c.    Covenant Not to Solicit. Hinds agrees that Hinds shall not, for the one-year period following the Effective Date (i) directly or indirectly, on behalf of himself or any third party, solicit, encourage, facilitate or induce any supplier, service provider, partner, vendor, agent, employee, contractor, consultant, or licensee of the Company Parties or their affiliates, who is known to Hinds to be in that capacity, to breach any agreement or contract with, or discontinue or curtail their respective business relationships with any of the Company Parties or their affiliates; or (ii) directly or indirectly, solicit, recruit, induce, hire, or otherwise engage as an employee, independent contractor or otherwise, either for himself or any other third party, any person who is employed by any of the Company Parties or any of their affiliates, and who is known to Hinds to be in that capacity, at the time of such solicitation, recruitment, engagement, hiring or inducement.
d.    Covenant Not to Compete. Hinds agrees that Hinds shall not, for the one-year period following the Effective Date, engage or participate in any manner, whether directly or indirectly for Hinds’ benefit, through a family member, or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in any business engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products within the boundaries of, or within a fifty (50) mile radius of the boundaries of any mineral property interest of the Company Parties (a “Competitive Business”); including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreement between any of the Company Parties and any third party, or any other property on which any of the Company Parties have a right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisitions or other seismic, geophysical or geochemical activities as of the Separation Date (the “Geographic Scope”); provided, however, that this subparagraph shall not be construed to preclude Hinds from investing in any opportunity that is first offered to, and subsequently declined by, the Company (acting through its board of directors). Despite the language above, this provision does not restrict Hinds from owning securities in any Competitive Business if (1) Hinds owns the securities as of the date he signs this Agreement; or (2) the securities are listed on a stock exchange or publicly traded on the over-the-counter market and represent not more than 2% of the total securities of that entity issued and outstanding.
e.    Hinds’ Representations; Reformation. Hinds acknowledges and agrees that he was a member of some of the Company Parties’ executive and management personnel, and that the restrictions in this Section 7 are reasonable in all respects and no greater than necessary to protect the Company’s trade secrets and other Confidential Information and its other legitimate business interests. Hinds further agrees that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 7 would cause irreparable injury to the Company. Hinds acknowledges that his skills are such that he can be gainfully employed in non-competitive employment during the restricted period, and that the agreement not to compete and not to solicit herein will not prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions set forth in this Section 7 to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.
8.Release of Liability for Claims.
a.    In entering into this Agreement, Hinds hereby releases, discharges and forever acquits the Company Parties, Q-Jagged Peak Energy Investments, LLC and its respective affiliates (collectively, “Quantum”), and each of the foregoing entities’ respective past present and future affiliates, owners, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company, Employer or any of their respective affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Hinds’ employment or affiliation with any Company Party, the termination of such employment or affiliation, and any other acts or omissions related to any matter occurring or existing on or prior to Hinds signing this Agreement, including, without limitation, any allegation arising out of or relating to: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Age Discrimination in Employment Act, as amended (including as amended by the Older Workers Benefit Protection Act) (“ADEA”); (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (x) the Colorado Anti-Discrimination Act, and other statutes and the common law of the state of Colorado; (xi) any federal, state or local anti-discrimination or anti-retaliation law; (xii) any federal, state or local wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or relating to any Released Claim (as defined below); (xvi) any and all rights, benefits or claims Hinds may have under any employment contract (including the Employment Agreement), incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in this Agreement; (xvii) any and all matters arising out of Hinds’ status as a holder, awardee or grantee of any Management Incentive Units of JPE, units of Holdco or equity interests in any Company Party, other than with respect to rights arising from, or related to, Hinds’ ownership of Stock or the Retained Units; (xviii) any and all matters arising out of or relating to the Company Agreement, as modified hereby; and (xix) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES ARISING BEFORE HINDS SIGNS THIS AGREEMENT.
b.    Hinds acknowledges and understands that this Agreement does not prohibit or prevent Hinds from filing a charge with the Equal Employment Opportunity Commission, or equivalent state agency, or from participating in a federal or state agency investigation. Should Hinds file or cause to be filed an action, suit, proceeding, investigation or arbitration based on any of the Released Claims (collectively, a “Proceeding”), but which Hinds cannot waive due to public policy reasons, or should such a Proceeding be filed by or on behalf of a third party, including, without limitation, any federal, state or local governmental entity or administrative agency, Hinds waives any right to any monetary recovery or other relief from the Proceeding, and he agrees to donate any monies that Hinds might be entitled to or receive from such Proceeding to the American Red Cross.
c.    It is Hinds’ intention that this release is a general release which shall be effective as a bar to each and every claim, demand or cause of action it releases. Hinds recognizes that Hinds may have some claim, demand or cause of action against the Released Parties of which Hinds is totally unaware and unsuspecting, that Hinds is giving up by execution of this release. It is Hinds intention in executing this release that it will deprive Hinds of each Released Claim and prevent Hinds from asserting it against the Released Parties.
d.    Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Hinds from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Agreement does not limit Hinds’ right to receive an award for information provided to a Government Agency.
e.    The Released Claims include all claims known and unknown as of the date of this Agreement but do not include any claim arising after Hinds signs this Agreement, including any breach of this Agreement by Hinds or any of the Company Parties.
f.    The Company Parties, on behalf of themselves and the other Released Parties, fully release and discharge forever Hinds and his heirs, agents, and representatives from any and all manner of claims, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, losses, expenses, fees, salary paid to Hinds, bonuses paid to Hinds, other compensation paid to Hinds, attorneys’ fees or costs, loss of revenues, loss of profits, and debts, whether known or unknown, suspected or concealed, and whether presently asserted or otherwise, arising from conduct before the Effective Date of this Agreement; except for (i) fraud, embezzlement, or other intentional misconduct by Hinds; (ii) claims arising under this Agreement (including a misrepresentation or a breach of this Agreement by Hinds); and (iii) any other claim arising after the Effective Date of this Agreement.
9.Hinds’ Representations.
a.    Hinds represents and warrants that as of the date on which Hinds signed this Agreement, Hinds has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties with any governmental agency or with any state or federal court for or with respect to a matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Hinds signed this Agreement. Hinds further represents and warrants that as of the date he signed this Agreement, Hinds has made no assignment, sale, delivery, transfer or conveyance of any rights Hinds has asserted or may have against any of the Released Parties with respect to any Released Claim.
b.    Hinds represents and warrants that (i) as of the Separation Date, Hinds had good and valid title to all of the Stock issued to Hinds, and the Trust had good and valid title to all of the Stock that has been issued to the Trust; (ii) as of the date on which Hinds signed this Agreement, Hinds has good and valid title to all of the Retained Units held by Hinds, and (iii) as of the date Hinds signed this Agreement, Hinds has never made any assignment, sale, delivery, transfer or conveyance of such Retained Units.
c.    By executing and delivering this Agreement, Hinds acknowledges that Hinds has carefully read this Agreement and that some of the consideration Hinds is receiving under this Agreement he was not otherwise entitled to receive, but for Hinds’ entry into this Agreement. Hinds further represents that Hinds fully understands the final and binding effect of this Agreement; the only promises made to Hinds to sign this Agreement are those stated in this Agreement; and Hinds is signing this Agreement knowingly, voluntarily and of Hinds’ own free will and with full understanding of the legal and tax consequences of this Agreement; and Hinds understands and agrees to each of the terms of this Agreement.
d.    Hinds acknowledges that Hinds has fulfilled all obligations known to him to raise any and all legal, regulatory or compliance concerns known to Hinds while Hinds was employed with any of the Company Parties, and that as of the time Hinds signed this Agreement Hinds was not aware of any legal, regulatory or compliance related issues that Hinds has not previously raised with the Company Parties. Hinds further acknowledges that as of the time Hinds signed this Agreement Hinds was aware of no conduct by any of the Released Parties that Hinds reasonably believed constitutes a violation of any federal, state or local law, rule, ordinance or regulation.
e.    Hinds represents that as of the time Hinds signed this Agreement Hinds has no knowledge of the existence of any Proceeding against any of the Released Parties. In the event that any such Proceeding has been filed, Hinds will promptly take all reasonable actions necessary to withdrawal or terminate that Proceeding unless prohibited by law.
10.Public Statements and Documents Related to this Agreement. Hinds agrees to reasonably cooperate with the Company Parties in connection with any public statements that the Company Parties desire to make with respect to the subject matter of this Agreement.. In response to any inquiries about the circumstances of the termination of Hinds’ employment by the Company Parties, or his other affiliations with the Company Parties (such as an officer or limited liability company manager), Hinds and the Company Parties and their respective representatives will limit the response to the following: Hinds’ dates of service as an employee and in each other capacity; his final pay rate; his final job title (Executive Vice President, Development Planning & Acquisitions), and any information regarding Hinds’ separation set forth in the press release issued by the Company Parties. The Parties waive their right to claim disparagement associated with either Party citing the contents of the press release.
11.Provision of Services During the Transition Period.
a.    During the period between the Separation Date and August 31, 2017 (the “Transition Period”), Hinds agrees to provide, for no additional consideration, as and when reasonably requested by one of the Authorized Representatives of the Consulting Recipients (as defined below), services in the capacity of an independent contractor relating to the Company Parties and their respective affiliates (the “Consulting Recipients”), (i) which are within the scope of duties he performed while he was employed by the Employer; (ii) which may include, when reasonably requested by the Company, consultation to the Consulting Recipients as may be necessary to transition Hinds’ duties to a person or persons as one of the Authorized Representatives of the Consulting Recipients may designate; or (iii) which are otherwise within his skills and education (the “Services”).
b.    “Authorized Representatives of the Consulting Recipients” are up to a total of three directors, or officers who are not directors of the Company Parties, specified in writing to Hinds. The initial Authorized Representative of the Consulting Recipients is Joe Jaggers.
c.    Hinds shall not be required to provide the Services for more than 80 hours per month during the Transition Period, unless Hinds shall agree to do so (the “Maximum Hours”). In providing the Services, Hinds shall provide the Consulting Recipients with such of Hinds’ services as the Authorized Representatives of the Consulting Recipients reasonably deem necessary and have requested from Hinds; including, without limitation, attending such meetings as the Consulting Recipients may reasonably require upon reasonable advance notice; as further discussed below.
d.    A Company Party shall pay, or reimburse Hinds, (i) for Hinds’ reasonable expenses incurred by him related to Hinds attending such meeting; and (ii) for such other reasonable expenses as Hinds shall incur in the performance of the Services. Without limiting the generality of the prior sentence, a Company Party shall pay the cost of airfare, other transportation, lodging, and meals (as applicable) incurred by Hinds in connection with any travel out of the Denver Metropolitan Area to provide any Services; or reimburse Hinds for those expenses. Reimbursement of Hinds’ expenses covered by this Section shall be made by a Company Party to Hinds within ten (10) days after Hinds submits a receipts or other evidence of expenditures to a Company Party.
e.    Hinds shall coordinate the furnishing of the Services with the Authorized Representatives of the Consulting Recipients in order that such services can be provided in such a way as to generally conform to the business schedules of the Consulting Recipients, subject to the Maximum Hours; but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Hinds’ provision of the Services shall be within the sole control of Hinds.
f.     During the Transition Period, Hinds shall have the right to devote Hinds’ business day and working efforts to personal matters, and to business and professional opportunities other than the performance of the Services; including the provision of services to a for profit or a nonprofit entity that is not a Competitive Business, even if the services are rendered by him for compensation; provided that Hinds is available to perform the Services for up to the Maximum Hours. In addition, Hinds agrees that if he is given reasonable advance written notification of a request by any of the Authorized Representatives of the Consulting Recipients to (i) travel from his home to any other location to perform any of the Services on a particular day, and if applicable for an overnight period of more than one day, or (ii) to be available to provide any of the Services on a particular day or days and/or time period during that day or those days, he will not unreasonably refuse to do so. Without limiting the generality of the prior sentence, it will not be unreasonable for Hinds to refuse the request if (1) it would result in Hinds having to perform the Services for more than the Maximum Hours; (2) Hinds has, as of the time the request is made, already scheduled a personal, business, or other activity during that period; (3) he receives less than one business day advance written notice of travel from home to a location within the Denver Metropolitan Area; or (4) he receives less than three business days advance written notice of travel from home to a location outside the Denver Metropolitan Area.
g.    Hinds shall not be deemed to be an agent of any Consulting Recipient or any of their respective subsidiaries, nor have any power to bind or commit a Consulting Recipient or any of its subsidiaries to any obligation or otherwise act on its behalf.
h.    As of the Separation Date, Hinds and the Company Parties intend that Hinds shall be an independent contractor of the Company Parties; and not an employee of Employer or any of the other Consulting Recipients or the other Company Parties. Nothing in this Agreement shall be deemed to change that status. During the Transition Period, Hinds shall not be entitled to participate in any pension or welfare benefit plans, or other benefit plans of any Company Party; unless such benefits are made available to Hinds by operation of law as a result of Hinds’ former employment status with Employer.
i.    The Transition Period will automatically terminate upon the death, if applicable, of Hinds. The Transition Period will automatically terminate upon written notice by Hinds or a designee of Hinds to the Company Parties, or upon any of the Company Parties otherwise becoming aware of the situation, if Hinds becomes mentally or physically disabled in a manner and extent that he cannot continue to provide the Services; unless his inability to perform the Services is not expected to, and does not, continue for a period that would render Hinds in breach of this Section 11.
12.Applicable Law and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado without reference to the principles of conflicts of law. The Parties agree that any appropriate state or federal court located in Colorado has exclusive jurisdiction over any case or controversy arising under or in connection with this Agreement and is the proper forum in which to adjudicate the case or controversy.
13.Attorneys’ Fees; Costs. The prevailing party(ies) in any suit or action arising out of or related to this Agreement will be entitled to recover from the other party(ies) its/their attorney fees, costs and expenses in the amount that the court determines reasonable in both the trial court and appellate courts (as applicable).
14.Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. A facsimile signature, whether sent by e-mail or other electronic medium, will have the same force and effect as an original signature.
15.Amendment; Entire Agreement. This Agreement cannot be modified other than by an agreement in writing signed by (a) Hinds; and (b) the Company Party, or if applicable each of the Company Parties, effected by the modification. This Agreement, and those other agreements referenced in this Agreement that have not been terminated or otherwise superseded by this Agreement, but only to the extent that they have not been amended by this Agreement, constitute the entire agreement of the Parties with regard to the subject matter of this Agreement.
16.Third-Party Beneficiaries.
a.    Hinds expressly acknowledges and agrees that each Released Party that is not a signatory to this Agreement shall be a third-party beneficiary of this Agreement.
b.    The Company Parties each acknowledge and agree that the Trust is a third-party beneficiary of this Agreement.
17.Invalidity; Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement (or part thereof) is invalid or unenforceable in any respect, the court shall modify the term or provision to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder; or the term or provision, or part thereof, will severed from this Agreement. In either situation, the other terms or provisions of this Agreement will remain in effect.
18.Acknowledgments and Revocation Right. Hinds acknowledges that Hinds is knowingly and voluntarily waiving and releasing any rights Hinds may have under the ADEA and that some of the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Hinds is already entitled. Hinds further acknowledges that

Hinds has been advised by this writing, as required by the ADEA, that: (a) Hinds’ waiver and release contained herein do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Hinds has been advised hereby that Hinds has the right to consult with an attorney prior to executing this Agreement; (c) Hinds has twenty-one (21) days to consider this Agreement (although Hinds may choose to voluntarily execute this Agreement earlier, thereby waiving Hinds’ right to review this Agreement for a full 21 days); (d) Hinds has seven (7) days following the execution of this Agreement to revoke this Agreement (the “Revocation Period”); and (e) this Agreement will not be effective until the date upon which the Revocation Period has expired, which will be the eighth (8th) day after this Agreement is executed by Hinds and delivered to the Company; provided that it has been dated and signed on behalf of all of the Company Parties, and a copy of the fully executed Agreement has been delivered to Hinds before the expiration of the Revocation Period (the “Effective Date”). Revocation of this Agreement by Hinds must be in writing and e-mailed to Joseph N. Jaggers, President & Chief Executive Officer, Jagged Peak Energy Inc., 1125 17th Street, Suite 2400, Denver, Co 80202, jjaggers@jaggedpeakenergy.com, prior to the end of the Revocation Period.
19.Interpretation. The headings to Sections and Subsection hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or,” unless the context indicates that it only means “or.” The words “herein”, “hereof”, “hereunder,” and other compounds of the word “here” shall refer to this entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
20.Reports of Potential Violations of Law. Notwithstanding anything in this Agreement to the contrary, nothing herein will prevent Hinds from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of any applicable law.  Further, Hinds shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of a Company Party that: (i) is made (A) to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting, or in connection with an investigation of, a suspected violation of law; or (C) in response to a subpoena or court or agency order, or as otherwise required by law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that (1) Hinds promptly gives the applicable Company Party notice of any such demand made on Hinds, unless Hinds is prohibited by law or court or agency order from doing so; and (2) Hinds uses reasonable and lawful means, if any, to resist or limit disclosure until the applicable Company Party has had a reasonable opportunity to intervene or has advised Hinds that it does not object to the disclosure.  An individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret of the employer to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual promptly gives the applicable Company Party notice of any such disclosure, unless individual is prohibited by law or court order from doing so; and the individual uses reasonable and lawful means (if any) to resist or limit disclosure until the Company Party has had a reasonable opportunity to intervene or has advised the individual that it does not object to the disclosure.
21.Notices. All notices under this Agreement must be given in writing. Any notice required or permitted by this Agreement or by law may be personally delivered; or sent via e-mail with confirmation of receipt, or sent by courier with delivery charges prepaid, and addressed to the intended recipient as set forth below.

(a) If to Hinds:	With a copy to:

Gregory Hinds	Daniel Block
1625 Ease Adobe Place	Robinson Waters & O’Dorisio, P.C.
Highlands Ranch, CO 80126	1099 18th Street, Suite 2600
E-mail: gshinds@yahoo.com	Denver, CO 80202
E-mail: dblock@rwolaw.com

(b) If to one or more Company Parties:	With a copy to:

Joseph Jaggers	Chris Humber
Jagged Peak Energy Inc.	Jagged Peak Energy Inc.
1125 17th Street, Suite 2400	1125 17th Street, Suite 2400
Denver, CO 80202	Denver, CO 80202
E-mail: jjaggers@jaggedpeakenergy.com	E-mail: chumber@jaggedpeakenergy.com
Any party or its authorized representative specified above may change the address to which notices are to be delivered by giving the other party and its representative specified above notice in a manner permitted above.

[REMAINDER INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective for all purposes as provided above.

Gregory S. Hinds

March 14, 2017	/s/ Gregory S. Hinds
Date	Gregory S. Hinds

JAGGED PEAK ENERGY INC.:

March 14, 2017	By:	/s/ Joseph N. Jaggers, III
Date		Joseph N. Jaggers, III
President & Chief Executive Officer

JAGGED PEAK ENERGY LLC:

March 14, 2017	By:	/s/ Joseph N. Jaggers, III
Date		Joseph N. Jaggers, III
President & Chief Executive Officer

JAGGED PEAK ENERGY MANAGEMENT LLC:

March 14, 2017	By:	/s/ Joseph N. Jaggers, III
Date		Joseph N. Jaggers, III
President & Chief Executive Officer

JPE MANAGEMENT HOLDINGS LLC:

March 14, 2017	By:	/s/ Joseph N. Jaggers, III
Date		Joseph N. Jaggers, III
Manager